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                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Bay State Gas Company:


We consent to incorporation by reference in the Registration Statement on Form S-8 pertaining to the Bay State Gas Company Stock Performance Sharing Plan of our report dated October 24, 1996, relating to the consolidated balance sheets and statements of capitalization of Bay State Gas Company and subsidiaries as of September 30, 1996 and 1995 and the related consolidated statements of earnings, shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 1996, which report is included in the September 30, 1996 annual report on Form 10-K of Bay State Gas Company.



                                             /s/ KPMG Peat Marwick LLP

                                             KPMG Peat Marwick LLP



Boston, Massachusetts
September 30, 1997